Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2004 Third Quarter Financial Results

Princeton, N.J.; November 8, 2004 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended September 30, 2004. During this period, Medarex’s net loss was $55.0 million or ($0.68) per share as compared to a net loss of $33.3 million or ($0.43) per share for the same period in 2003.  Included in Medarex’s net loss during the third quarter of 2004 were approximately $13.0 million in license fees, approximately $5.4 million in non-capitalizable expenses associated with the acquisition of Ability Biomedical Corporation and costs associated with the preparation for the pivotal Phase III trial for MDX-010 in combination with MDX-1379, or a total of approximately ($0.24) per share.

Total revenues for the third quarter of 2004 increased by $1.4 million, from $2.3 million for the same period in 2003 to $3.7 million in 2004.  Interest and other income for the third quarter of 2004 was $2.5 million as compared to $2.6 million for the same period in 2003.

Total operating expenses for the third quarter of 2004 increased by $21.6 million, from $30.1 million for the same period in 2003 to $51.7 million in 2004. Research and development (R&D) expenses for the third quarter of 2004 increased by $15.9 million, from $24.7 million for the same period in 2003 to $40.6 million in 2004.  This increase in R&D expense was primarily attributable to $13.0 million in license fees, the costs associated with the preparation for the MDX-010 and MDX-1379 Phase III clinical trial, which began in the third quarter of 2004, and for the expanded MDX-060 Phase II clinical trial currently underway. General and administrative expenses for the third quarter of 2004 increased by $0.4 million, from $5.3 million for the same period in 2003 to $5.7 million in 2004. Also included in the third quarter of 2004 was a $5.4 million charge for the acquisition of in-process technology related to the purchase of Ability Biomedical Corporation.

Equity in net loss of affiliate, a non-cash expense, for the third quarter of 2004 decreased by $0.6 million, from $4.7 million for the same period in 2003 to $4.1 million in 2004. In July of 2004 Genmab completed an international private placement of 5.6 million shares of stock, reducing Medarex’s ownership percentage from approximately 31% to approximately 25%. This decrease in equity loss reflects Medarex’s reduced share of Genmab A/S’s net loss, which is accounted for using the equity method.

Medarex ended the third quarter of 2004 with approximately $392.5 million in cash, cash equivalents, marketable securities and segregated cash. In addition, at the end of the third quarter of 2004, the book value of Medarex’s equity interest in IDM S.A. was approximately $48.2 million, and the market value of Medarex’s equity interest in Genmab was approximately $109.6 million.

Medarex’s product development and business accomplishments during the third quarter of 2004 include the following:

•                  Commencement of enrollment in the MDX-010 and MDX-1379 Phase III pivotal trial in late stage unresectable metastatic melanoma patients who have failed or are intolerant to first line therapy, following receipt of a Special Protocol Assessment (SPA) agreement from the  U.S. Food and Drug Administration (FDA);

•                  Announcing a major antibody strategic alliance with Pfizer, Inc. for the development of up to 50 antibody products using Medarex’s UltiMAb™ system over ten years, and approximately $110 million in an initial cash payment and investment by Pfizer in Medarex;

•                  Announcing an agreement with Pfizer to exchange non-exclusive licenses to patents relating to antibodies to CTLA-4, which also includes the potential for Medarex to receive milestone and royalty payments based upon commercial sales of any Pfizer anti-CTLA-4 antibody product;

•                  Commencement of Phase I clinical trial by Eli Lilly and Company of a Medarex UltiMAb-derived antibody;

•                  Initiating a Phase I clinical trial of MDX-010 in combination with GVAX® for prostate cancer with Cell Genesys;

•                  Initiating a Phase I clinical trial of MDX-066 (also known as CDA-1), a fully human antibody for Clostridium difficile associated diarrhea that is being jointly developed with Massachusetts Biologic Laboratories (MBL); and

•                  Completing a refinancing of Medarex’s 4.50% convertible subordinated notes due in 2006, where approximately $79.4 million was used to redeem the notes, including principal, premium and accrued interest.

Subsequent events in the fourth quarter include:

•                  Forming a global development and commercialization collaboration with Bristol-Meyers Squibb Company (BMS) for MDX-010 and MDX-1379, which includes an initial cash payment and stock purchase totaling $50 million by BMS to Medarex and up to $480 million in regulatory milestones and sales-related milestones;

•                  Receiving Fast Track designation from the FDA for MDX-010 and MDX-1379 treatment of unresectable Stage III and Stage IV metastatic melanoma;

•                  Receiving orphan drug designation from the FDA for MDX-060, a fully human anti-CD30 antibody for the treatment of Hodgkin’s disease; and

•                  Announcing the receipt of two NIH grants for the development of MDX-1303, a fully human anti-anthrax antibody in preclinical development;

“We are pleased with our many accomplishments during the third quarter, including the commencement of the MDX-010 and MDX-1379 Phase III pivotal trial under a Special Protocol Assessment approval from the FDA and our strategic alliance and cross-license agreement with Pfizer,” said Donald L. Drakeman, President and CEO of Medarex. “We believe that, together with our partners, we are making steady progress in developing potentially important therapeutics for cancer and infectious diseases.”

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life- threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb™ technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced product presently in a Phase III clinical trial. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex® and the Medarex logo are registered trademarks of Medarex, Inc. UltiMAbTM is a trademark of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Sales	$—	$—	$—	$25
Contract and license revenues	3,682	2,260	7,521	8,450

Total revenues	3,682	2,260	7,521	8,475
Costs and expenses:
Cost of sales	—	—	—	3
Research and development	40,583	24,742	93,695	72,018
General and administrative	5,682	5,322	16,985	16,204
Acquisition of in-process technology	5,439	—	5,439	—
Operating loss	(48,022)	(27,804)	(108,598)	(79,750)
Equity in net loss of affiliate	(4,106)	(4,652)	(14,478)	(11,593)
Interest and other income	2,454	2,584	8,323	8,299
Additional payments related to asset acquisition	(245)	—	(245)	(86)
Interest expense	(2,504)	(3,395)	(10,090)	(8,013)
Net loss on extinguishment of debt	(2,402)	—	(4,241)	—

Pre tax loss	(54,825)	(33,267)	(129,329)	(91,143)
Provision for income taxes	182	3	191	45
Loss before cumulative effect of change in accounting principle	(55,007)	(33,270)	(129,520)	(91,188)

Cumulative effect of change in accounting principle	—	—	—	(830)
Net loss	$(55,007)	$(33,270)	$(129,520)	$(92,018)
Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.68)	$(0.43)	$(1.62)	$(1.17)
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Net loss	(0.68)	$(0.43)	(1.62)	$(1.18)
Weighted average number of common shares outstanding during the year - basic and diluted	80,904	78,088	79,981	78,046

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$378,551	$358,458
Segregated cash	6,199	5,617
Other current assets	10,831	6,244
Property, buildings and equipment, net	90,547	95,365
Investments in, and advances to affiliate and partners	65,542	70,357
Segregated cash - non current	7,752	11,579
Other assets	11,189	10,106
	$570,611	$557,726

Current liabilities	$34,766	$19,882
Other liabilities	79,445	3,833
Convertible notes	296,986	300,000
Shareholders' equity	159,414	234,011
	$570,611	$557,726

(1)          Derived from the December 31, 2003 audited financial statements.  For further information, refer to the financial statements and footnotes there to included in the Company's annual report on Form 10-K for the year ended December 31, 2003.